EXHIBIT INDEX
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1.   Consent of Arthur Andersen LLP

2.   Rule 18f-3 Plan Adopted With Respect to the Multiple
     Class Distribution System

3.   Power of Attorney for Dale P. Brown

4.   Power of Attorney for Richard A. Lipsey

5.   Power of Attorney for Donald J. Rahilly

6.   Power of Attorney for Fred A. Rappoport

7.   Power of Attorney for Robert B. Sumerel